Exhibit 10.6

CHANGYOU.COM LIMITED

FORM OF RESTRICTED SHARE UNIT AGREEMENT

(CLASS B ORDINARY SHARES)

This Restricted Share Unit Agreement (this “Agreement”) is made as of March         , 2009 by and between Changyou.com Limited, a company incorporated under the laws of the Cayman Islands (the “Company”), and [                                ] (the “Executive”). All capitalized terms used herein, to the extent not defined herein, shall have the meanings set forth in the Company’s 2008 Share Incentive Plan (the “Plan”).

In consideration of the promises and mutual covenants herein set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby mutually covenant and agree as follows:

1.	Interpretation.

1.1	In this Agreement, unless the context requires otherwise:

“Board” shall mean the Board of Directors of the Company.

“Class A Ordinary Share” means a Class A Ordinary Share, par value of US$0.01 per share, of the Company, as provided in the Memorandum and Articles of Association of the Company.

“Class B Ordinary Share” means a Class B Ordinary Share, par value of US$0.01 per share, of the Company, as provided in the Memorandum and Articles of Association of the Company.

“Company” means Changyou.com Limited, a Cayman Islands corporation, and, unless the context requires otherwise, includes its subsidiaries and variable interest entities, or “VIEs.”

“Compensation Committee” means the full Board or a Compensation Committee appointed by the Board.

“Hong Kong” means the Hong Kong Special Administrative Region, People’s Republic of China.

“Memorandum and Articles of Association” means the Amended and Restated Memorandum of Association and the Amended and Restated Articles of Association, together, of the Company, as amended from time to time.

“Ordinary Share” means a Class A Ordinary Shares or a Class B Ordinary Share, as the case may be.

“Party” means any one of the parties to this Agreement, and “Parties” means each of the parties to this Agreement.

“Plan” means the Company’s 2008 Share Incentive Plan, as amended from time to time.

“Qualifying Listing” means the listing of the Class A Ordinary Shares (or any securities succeeding to the Class A Ordinary Shares following any capital reorganization of the Company) (including by way of the Company’s consolidating with or acquiring any listed public company) on any internationally recognized stock exchange, including without limitation the Hong Kong Stock Exchange, the New York Stock Exchange, NASDAQ and the Singapore Stock Exchange.

“Restricted Share Units” has the same meaning as defined in Section 2 hereof.

1.2	References herein to Sections and Schedules are to sections in and schedules to this Agreement unless the context requires otherwise and the Schedules to this Agreement shall form part of this Agreement.

1.3	Headings are for convenience only and shall not affect the construction of any provision of this Agreement.

2.	Award of Restricted Share Units

Subject to the provisions of this Agreement and to the provisions of the Plan, the Company hereby grants to the Executive [                                ] restricted share units (collectively, the “Restricted Share Units”). The Restricted Share Units constitute “RSUs” under the Plan, each with respect to one Class B Ordinary Share of the company (“Class B Ordinary Share”).

3.	Vesting of Restricted Share Units; Settlement; Forfeiture and Acceleration Events

3.1	Vesting. Subject to the terms and conditions of this Agreement and the provisions of the Plan, the Restricted Share Units will vest and no longer be subject to any restriction contemplated by this Section 3.1 hereof (such period during which restrictions apply is the “Restriction Period”) and be settled in four (4) equal annual installments beginning on the first anniversary of February 1, 2008; provided, that no vesting will occur until the Company’s completion of a Qualified Listing and the expiration of all underwriters’ lockup periods applicable to such Qualified Listing. If following the completion of such Qualified Listing and expiration of such lockup periods, the Executive continues to be in the employ of the Company, prior vesting thresholds will be deemed to have been met as if such Qualified Listing had occurred and such lockup periods had expired prior to the date hereof.

3.2

Settlement of Restricted Share Units. As soon as practicable after any Restricted Share Units have vested and are no longer subject to the Restriction Period, such Restricted Share Units shall be settled. Subject to Section 3.7 hereof (pertaining to the withholding of taxes), for each Restricted Share Unit settled pursuant to this Section 3.2, the Company shall issue one Class B Ordinary Share for each Restricted Share Unit vesting at such time and such Restricted Share Unit shall be deemed settled and cancelled. The Executive understands and acknowledges that each Class B Ordinary Share issued to the Executive upon vesting and settlement under this Section 3.2, if any, is convertible, either at the option of the Executive or, under certain circumstances, automatically (including if the Executive sells, pledges, or otherwise transfers such Class B Ordinary Share), into one Class A Ordinary Share of the Company pursuant to the Memorandum and Articles of Association of the Company.

3.3	Forfeiture Events and Acceleration Events

3.3.1	Each of the following events shall cause a forfeiture of all Restricted Share Units that have not yet vested pursuant to Section 3.1 hereof (“Forfeiture Event”):

3.3.1.1.	The Executive voluntarily terminates his employment with the Company, or its subsidiaries or VIEs as applicable, or the Executive’s employment terminates upon agreement between the Company and the Executive.

3.3.1.2.	The Executive commits a material breach under any employment agreement between him and the Company or any of its subsidiaries or VIEs.

3.3.1.3.	The Company or any of its subsidiaries or VIEs, as applicable, terminates the Executive’s employment agreement: (a) as a result of acts of the Executive that constitute grounds for dismissal under employment or personnel policies or rules of the Company or such subsidiary or VIE, as the case may be, as in effect from time to time, or (b) as a result of his violation of, or if such termination is required by, laws relating to labor or employment applicable to the Executive or to the Company or its subsidiaries or VIEs; (c) as a result of conduct of the Executive or other events constituting grounds for the Company to dismiss the Executive for “cause” under the terms of any employment agreement between him and the Company or any of its subsidiaries or VIEs.

3.3.1.4.	In the event that any employment agreement between the Executive and the Company, or any of its subsidiaries or VIEs as applicable, matures before the Expire Date of Restrictions and (i) the Company proposes that the Executive continue his employment and enter into a successor employment agreement either with the same entity or with the Company or any other of its subsidiaries or VIEs, on terms not substantially less favorable to the Executive than the maturing employment agreement, and

(ii) the Executive does not accept such successor employment agreement.

3.3.2	None of the following will constitute a Forfeiture Event, but instead will constitute an “Acceleration Event”:

3.3.2.1.	The Executive is dismissed without cause from the Company and any applicable subsidiary or VIE. For the avoidance of doubt, dismissal without cause shall mean any of the following acts taken by the Company:

3.3.2.1.1.	The Company inappropriately invokes dismissal rights for claimed violation by the Executive of internal disciplines and rules (i) in the absence of written employment or personnel policies or rules of the Company providing such dismissal rights, or (ii) if such policies or rules conflict with applicable law, or (iii) if the relevant written employment or personnel policies or rules have not been made available to the Executive, or (iv) if the violation of the Executive is minor.

3.3.2.1.2.	The Company inappropriately invokes dismissal rights by claiming incompetence on the Executive’s part after, for example, significantly adjusting upward the required demands of his duties.

3.3.2.1.3.	The Company significantly reduces the Executive’s compensation or his stature of reporting position in the Company, with the result that the Executive resigns.

3.3.2.1.4.	The Company eliminates the Executive’s position through a downsizing that is otherwise not justified by sound business reasons.

3.3.2.1.5.	The Company violates applicable law or its own written employment or personnel policies or rules in claiming a right to dismiss the Executive from employment.

3.3.2.1.6.	The Company dismisses the Executive without stating any cause.

3.4	Effect of Forfeiture Events and Acceleration Events

3.4.1	In the event of a Forfeiture Event, all Restricted Share Units that have not yet vested pursuant to Section 3.1 hereof shall be forfeited by the Executive and canceled in their entirety effective immediately upon such termination, automatically and without any action of any kind by the Executive.

3.4.2	In the event of an Acceleration Event, all Restricted Share Units will become vested upon the occurrence of such Acceleration Event, free of all restrictions under this Agreement and shall be settled, promptly following a written request by the Executive for such settlement, pursuant to Section 3.2 hereof.

3.5	The Parties agree that the provisions of this Section 3 (including without limitation, the rights and remedies that any Party herein may have against the other Party or Parties) were agreed to by each of the Parties after reasonable estimation of their respective situations (including the losses that any Party may suffer) and that such provisions are fair and reasonable for each Party.

3.6	Payment of Transfer Taxes, Fees and Other Expenses. The Company agrees to pay any and all original issue taxes and share transfer taxes that may be imposed on the issuance of shares received by the Executive in connection with the Restricted Share Units, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

3.7	Taxes and Withholding. No later than the date as of which an amount first becomes includible in the income of the Executive under Tax Law (as defined in the Plan) with respect to any Restricted Share Units, the Executive shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The obligations of the Company under this Agreement shall be conditioned on compliance by the Executive with this Paragraph 3.7, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Executive, including deducting such amount from the delivery of shares or cash issued upon settlement of the Restricted Share Units that gives rise to the withholding requirement.

4.	REPRESENTATIONS AND WARRANTIES

4.1	The Company hereby represents and warrants to the Executive that:

4.1.1	it is an exempted company duly incorporated and validly existing in the Cayman Islands with limited liability;

4.1.2	its authorized representatives have the requisite and full power and authority to execute this Agreement on its behalf;

4.1.3	the execution and delivery of this Agreement by it do not, and the performance by it of its obligations under this Agreement will not, conflict with any contracts, agreements or undertakings to which it is a party or by which it is bound;

4.2	The Executive hereby represents and warrants to the Company that:

4.2.1	he has the full power and capacity to enter into this Agreement;

4.2.2	the execution and delivery of this Agreement by he or she do not, and the performance by him or her of his or her obligations under this Agreement will not, conflict with any contracts, agreements or undertakings to which it is a party or by which he or she is bound.

5.	GOVERNING LAW; RESOLUTION OF DISPUTES

5.1	This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, in each case exclusive of such jurisdiction’s principles of conflicts of law. If, under the applicable law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion will be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement; the invalidity of any such portion will not affect the force, effect and validity of the remaining portion hereof.

5.1.1	At the option of the party initiating the claim any dispute, controversy or claim arising out of or relating to this Agreement may be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with its arbitration rules. The award rendered in such an arbitration proceeding will be final and binding and judgment on the award rendered may be entered in any court having jurisdiction over the parties.

5.1.2	There shall be one arbitrator. The language of the arbitration will be Mandarin Chinese and any foreign-language documents presented at such arbitration will be accompanied by a Mandarin Chinese translation thereof that shall be prepared at the expense of the party seeking to present such document.

5.1.3	Any award of the arbitrators (i) will be in writing, (ii) will state the reasons upon which such award is based and (iii) may include an award of costs, including reasonable attorneys’ fees and disbursements.

5.1.4	The arbitrators will have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

5.1.5	Notwithstanding the foregoing, any party may apply to any court having jurisdiction over the parties to obtain injunctive relief in order to maintain the status quo until such time as an arbitration award may be rendered or the dispute, controversy or claim may be otherwise resolved.

6.	OTHER RESTRICTIONS

6.1	The Restricted Share Units shall be subject to the requirement that, if at any time the Compensation Committee shall determine that (i) the registration or qualification of the Class B Ordinary Shares subject or related thereto under any Applicable Law (as defined in the Plan), or (ii) the consent or approval of any government regulatory body is necessary or advisable, then in any such event, the settlement of Restricted Share Units shall not be effective unless such registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Compensation Committee.

6.2	The Executive acknowledges that the Executive is subject to the Company’s policies regarding compliance with securities laws, and that the Executive may be required to obtain pre-clearance from the Company’s Chief Financial Officer or legal counsel before selling any Class B Ordinary Shares issued upon vesting and settlement of the Restricted Share Units, or any Class A Ordinary Shares issued upon the conversion of any Class B Ordinary Shares, and may be prohibited from selling such shares other than during an open trading window. The Executive further acknowledges that, in its discretion, the Company may prohibit the Executive from selling such shares even during an open trading window if the Company has concerns that the Executive may be in possession of material non-public information concerning the Company.

6.3	The Executive agrees to hold any Class B Ordinary Shares issued under this Agreement and any Class A Ordinary Shares issued upon the conversion of such Class B Ordinary Shares subject to these terms, the Memorandum and Articles of Association of the Company and all applicable law.

7.	MISCELLANEOUS

7.1	The Executive shall not be entitled to any rights of a shareholder with respect to the Restricted Share Units.

7.2	Nothing in this Agreement or the Plan shall confer upon the Executive any right to continue in the employ of the Company or any of its subsidiaries or VIEs or interfere in any way with the right of the Company or such subsidiary or VIE to terminate the Executive’s employment at any time.

7.3	The Restricted Share Units shall not be transferable by the Employee by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise. Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.

7.4

Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address, email address, or fax number set out in Schedule A (or such other address or fax number as the addressee has by 5 days’ prior written notice specified to the other Parties). Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (i) if given or made by letter, when actually delivered to the relevant address; (ii) if given by email, when sent to the email address of the addressee’s email account without notification for non-delivery or delayed delivery; and (iii) if given or made by fax, when dispatched with transmission confirmation.

7.5	No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

7.6	Unless the other Party has given its prior written consent, any right and obligation under this Agreement shall not be assigned by any Party. If such an assignment is solely for the purpose of completing a Qualifying Listing, the other Party shall give its consent.

7.7	This Agreement (together with any documents mentioned herein), together with the Plan, constitutes the whole agreement between the Parties and no purported amendment hereof shall be effective unless made in writing and signed by the Parties. This Agreement is made pursuant to the provisions of the Plan and shall in all respects be construed in conformity with the terms of the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Compensation Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

7.8	This Agreement is made and executed in Mandarin Chinese and English. In case there is any discrepancy, the English version shall prevail.

7.9	This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which shall constitute an original, but all the counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

Changyou.com Limited

By:
Charles Zhang
Chairman of the Board

Executive

Name:
Title:

Schedule A

NOTICE

TO: Changyou.com Limited:	Recipient: Alex HO

Fax: 86-10-6272-6588

Email: alex@sohu-inc.com

Address: East Tower, Jin Yan Building, 29 Shijingshan Road, Shijingshan District, Beijing, the People’s Republic of China

Postal Code: 100043

TO: Executive:	Fax:

	Email:	____________________

Address:

Postal Code: